EXHIBIT 10.10

AGREEMENT

This AGREEMENT is made and entered into this 16 day of April, 2015, by and between El Capitan Precious Metals, Inc., a Nevada corporation of Scottsdale, Arizona, hereinafter referred to as "ECPN" and S&L Energy, LLC, an Arizona limited liability company of Scottsdale, Arizona, hereinafter referred to as "SL".

In consideration of the mutual promises and covenants herein contained, the Parties do hereby agree as follows:

1.     The Parties acknowledge and agree that ECPN is desirous of obtaining interim financing for its ongoing business operations and that SL is willing to loan of otherwise provide ECPN such monies pursuant to the terms and conditions set out in this Agreement.

2.     SL shall loan or otherwise provide to ECPN the total amount of Two Hundred Thousand Dollars ($200,000.00) as follows:

A.    An initial payment of Fifty Thousand Dollars ($50,000.00) on or before April 17, 2015.

B.     A second payment of Fifty Thousand Dollars ($50,000.00) on or before May 15, 2015.

C.     Four (4) additional payments of Twenty-five Thousand Dollars ($25,000.00) on the fifteenth day of each consecutive month, beginning on June 15, 2015.

3.     If ECPN is in need of funding greater than the monthly amount set out in the previous paragraph during any such single month, ECPN shall make written request to SL for such additional loan proceeds. In its sole discretion, SL will reasonably consider such request and determine whether to loan the requested greater amount to ECPN. However, in no case shall SL be required to loan to ECPN more than the total amount of Two Hundred Thousand Dollars ($200,000.00).

4.     ECPN shall make repayment of the proceeds received by it from SL as soon as is reasonably possible from the revenues generated by its business activities, but in any case, all such proceeds shall be repaid by ECPN on or before April 17, 2016. In addition, ECPN shall be required to pay for any fees, costs, expenses, or interest incurred by SL in carrying out the intent and terms and provisions of this Agreement. This shall include any such matters related to the collection of the repayment of the loan proceeds.

5.     In addition to the repayment of the principal amount of Two Hundred Thousand Dollars ($200,000.00), ECPN shall pay interest thereon to SL at the rate of ten percent (10%) per annum.

6.     In return for such payments as set out in the previous paragraph, ECPN shall issue to SL, or its designees, common stock of ECPN pursuant to SEC Rule 144. The total number of such shares of ECPN common stock shall be in the amount of three million (3,000,000) shares. ECPN shall make such transfer of shares to SL as soon as is reasonably possible after receipt of the first payment from SL.

7.     As security for the repayment of the above set out loan proceeds, ECPN shall provide to SL a secured interest in the AuraSource Heavy Metals Separation System located on the El Capitan mine site in New Mexico. This shall include ECPN assisting and cooperating with SL in the execution of a Security Agreement and the filing of a UCC Financing Statement and other documents related to the transaction.

8.     ECPN shall not make any payment from the loan proceeds described in Paragraph 2 above to any officer, director, employee, insider, or agent of ECPN, except as specifically agreed to by SL in writing. In addition, ECPN shall not pay any compensation to such persons until the loan proceeds are fully repaid.

9.     It is acknowledged by the Parties that ECPN has prepared a budget to set out the intent of the use of loan proceeds contemplated by this Agreement for purposes of convincing SL to make the loan set out in Paragraph 2 above, a copy of which is attached to this Agreement. ECPN shall use its reasonable best efforts to generally follow such proposed budget in the expenditure of funds received by ECPN from the loan proceeds received by ECPN pursuant to this Agreement. If any issue arises in regard to the requirements of this Paragraph, such issue shall be submitted to arbitration as hereinafter set out.

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10.   As set out above, the intent of this Agreement is to provide ECPN with financing to continue its ongoing business operations for approximately six (6) months. There is no intent for SL to become involved in such business operations. SL, however, is requiring assurances that ECPN will only use the proceeds loaned pursuant to this Agreement as proposed by ECPN to SL. Under these circumstances, the Parties shall in all ways cooperate with each other and work together to carry out such intent.

11.   ECPN shall hold SL harmless and indemnify SL for liability or damages caused by the activities of ECPN, for any claim or damages resulting from the activities conducted or undertaken pursuant to this Agreement.

12.   This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter addressed herein. All prior and contemporaneous agreements, understandings, conditions, warranties, and representations are hereby superseded by this Agreement.

13.   Any modification or change in this Agreement must be in writing, executed by an officer of ECPN and SL. No representative has the right or authority to make any oral or written modifications of this Agreement.

14.   Should one of the sections or provisions of this Agreement, or any word, phrase, sentence, clause, or paragraph thereof be declared invalid, illegal, or unenforceable in any respect by any federal, state, county, or municipal government, such validity, legality, and enforceability of the remaining sections and provisions hereof and any other applications thereof shall not in any way be affected or impaired thereby and will remain in full force and effect as if such invalid or illegal sections or provisions were omitted.

15.   No waiver of any breach of any condition, covenant, or agreement herein shall constitute a continuing waiver or a waiver of any subsequent breach of the same or any other condition, covenant, or agreement.

16.   The Parties agree to negotiate in good faith to resolve any disputes, disagreements, questions, claims, or similar matters in regard to this Agreement or any matter in regard to the relationship between themselves. If such matters cannot be resolved by negotiation between the Parties, such matters shall be resolved by using a single arbitrator and procedures established by such arbitrator. Judgment upon any award may be entered in any court of competent jurisdiction. The prevailing party shall be entitled to recover all expenses of arbitration, including reasonable attorney's fees. Venue of such arbitration shall be in Maricopa County, Arizona. Either Party may make a demand for arbitration by filing the demand in writing with the other Party. This provision for arbitration shall be an absolute bar to any other legal proceedings between the Parties hereto. This Agreement shall be construed in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

EL CAPITAN PRECIOUS METALS, INC.		S&L ENERGY, LLC

By:	/s/ Charles C. Mottley	By:	/s/ Larry L. Lozensky
	Charles C. Mottley		Larry L. Lozensky
	Its Officer		Its Manager

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